May 12, 1993


Mr. Daniel S. Ma
A-2 Hayden Court
25-27 South Bay Close
Hong Kong

Dear Daniel:

It is with great pleasure that I confirm our discussions, and the following represents our formal offer to you for the position of General Manager, Asia Pacific.

Base Salary

Your base salary for this position  will be $110,000 USD, plus a  cost-of-living
(COL) adjustment of 10%. Total remuneration will be $121,000.

Incentive Compensation

Your incentive compensation target award will be 45% of your base salary or $49,500. Your target award weighting will be 35% Corporate, 35% Asia Pacific Operations, and 30% personal goals. Your guarantee for 1993 will be $15,000. An explanation of the plan is attached.

Automobile

You are authorized to purchase an automobile similar in class to the Toyota Camry with a target price of $30,000. The company will reimburse all operating expenses.

Housing

The company will pay for all rent, utilities, and maintenance fees generated from your housing. It is understood that you will contribute 12% of your base pay annually reflecting your contribution towards the housing expense.


                               Exhibit 10(l) Page
                                        1

Mr. Daniel Ma
May 12, 1993

PPG Sign-On Bonus

Quaker agrees to reimburse you up to a limit of $30,000 for any repayment of sign-up bonus to PPG subsequent to negotiations. Payment of this amount would be generated in response to a presentation of a formal PPG document requesting repayment of the sign-up bonus or a portion thereof.

American Club

The company agrees to compensate annual dues and appropriate business expenses for membership in the Hong Kong/American Club. Any utilization of the club for personal or private use will be at your expense.

Medical Assistance, Life and Disability Insurance

Under this Agreement, you will participate in the Quaker Flex-Benefit Plan to include medical, dental, disability, and life insurance. It is understood that under the Flex-Benefit Plan, there will be an employee co-pay requirement depending upon benefits selected.

Home Leave

One round trip per year for you and your wife will be provided tourist class to the United States.

Vacation

Four weeks annually.

Tax Equalization

You will be responsible for all U.S. taxes with Quaker reimbursing all non-U.S. tax liability, if any. Tax preparation will be provided for by Price Waterhouse.

Repatriation

At the end of the assignment or retirement, Quaker agrees to repatriate you and your family to the United States. Should you elect to leave Quaker prior to either of these events, Quaker will be absolved of any responsibility for repatriation payments.


                               Exhibit 10(l) Page
                                        2

Mr. Daniel Ma
May 12, 1993

This job offer is contingent upon your taking a company-paid physical and passing (negative result) a company-paid substance abuse (drug/alcohol) test. Please contact Cliff Montgomery (215/832-4140) to make arrangements.

This offer is being held exclusively for you until May 21, 1993. Please sign on the space indicated below and return to me.

If you have any questions, please do not hesitate to call Cliff or me. I am looking forward to hearing from you soon - at which time we will discuss potential starting dates and travel arrangements for your participation in our Global Meeting, June 26-30, at the Sagamore on Lake George, New York.

Sincerely yours,                            Accepted:




S. W. W. Lubsen                             ------------------------------------
                                            Daniel S. Ma


/np

cc:      K. K. Lam                         -------------------------------------
         C. E. Montgomery                   Date


                               Exhibit 10(l) Page
                                        3